UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 14, 2013

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 14, 2013, Suburban Propane Partners, L.P. (the “Partnership”) announced that, pursuant to a management succession plan developed by Michael J. Dunn, Jr., the Partnership’s President and Chief Executive Officer, and the Partnership’s Board of Supervisors (the “Board”), Mr. Dunn will relinquish the role of the Partnership’s President on March 31, 2014, and will retire as its Chief Executive Officer effective September 27, 2014, the last day of the Partnership’s current fiscal year. Mr. Dunn has served in various executive roles with the Partnership since 1997, becoming its President in May 2005 and assuming the additional role of Chief Executive Officer in September 2009, and has served as a Supervisor since 1998.

(c) Simultaneously, the Partnership announced that Michael A. Stivala, its current Chief Financial Officer, will assume the role of its President effective April 1, 2014. Mr. Stivala, 44, has served in his current position as Chief Financial Officer since October 2007 and, prior to that, held several leadership roles since joining the Partnership in December 2001.

Over the next 10 months, Messrs. Dunn and Stivala intend to continue the close working relationship they have developed over the years in order to ensure a smooth transition of the leadership of the Partnership.

There are no transactions, since the beginning of the Partnership’s last fiscal year (September 30, 2012), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Stivala, or any of his immediate family members, had or will have a direct or indirect material interest, other than the compensation and benefits to be paid to Mr. Stivala in connection with his employment by the Partnership. Mr. Stivala’s compensation for his service as President has not been established at this time.

A copy of the Partnership’s Press Release, dated November 14, 2013, has been furnished as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Suburban Propane Partners, L.P. dated November 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/ PAUL ABEL
Name: Paul Abel
Title: Vice President, General Counsel & Secretary

Date: November 14, 2013

EXHIBITS

99.1	Press Release of Suburban Propane Partners, L.P. dated November 14, 2013